EXHIBIT (6)(a)(2)

JOHN HANCOCK FUNDS III

AMENDMENT TO SUBADVISORY AGREEMENT

AMENDMENT (the "Amendment") made this 21st day of September, 2018, to the Subadvisory Agreement dated July 15, 2014 (the "Agreement") between Wellington Management Company LLP, a Massachusetts limited liability partnership, and John Hancock Advisers, LLC, a Delaware limited liability company. In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	CHANGE IN APPENDIX A

Appendix A is amended to add the subadvisory fee schedule for John Hancock Strategic Growth Fund.

2.	EFFECTIVE DATE

The Amendment shall become effective on September 28, 2018, following approval of the Amendment by the Board of Trustees of the Trust.

3.	DEFINED TERMS

Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

4.	OTHER TERMS OF THE AGREEMENT

Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:	/s/ Phil Fontana
Name:	Phil Fontana
Title:	Vice President

WELLINGTON MANAGEMENT COMPANY LLP

By:	/s/ Steven Mason
Name:	Steven Mason
Title:	Senior Managing Director

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APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to assets managed by the Subadviser for each Portfolio, the fee computed separately for such Portfolio assets at an annual rate as follows (the "Subadviser Fee")

Portfolio	First $500 million of Net Assets	Next $500 million of Net Assets	Next $1 billion of Net Assets	Excess over $2 billion of Net Assets
John Hancock International Growth Fund

Portfolio	First $500 million of Net Assets	Next $1 billion of Net Assets	Excess over $1.5 billion of Net Assets
John Hancock Strategic Growth Fund[1]

1 For purposes of determining Aggregate Net Assets, the net assets of U.S. Growth Fund, a series of John Hancock Funds II, are included.

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